UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OWL ROCK CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Re: ORCC Proxy Reminder Email

OWL ROCK PROXY DEADLINE APPROACHING VOTES DUE MARCH 16th Proxy materials for Owl Rock Capital Corporation ("ORCC") were filed with the SEC in late January. These materials relate to the approval of ORCC's entry into an amended and restated investment advisory agreement. ORCC will continue to be managed and serviced by its investment adviser following the adviser's change in control from the proposed business combination between Owl Rock and Dyal Capital Partners. THE DEADLINE TO VOTE AHEAD OF THE SHAREHOLDER MEETING IS MARCH 16th 1. Your clients should have received proxy packages electronically or in the mail in January. Their participation is highly important. 2. Your clients have the opportunity to vote their shares online, by phone or regular mail until March 16th. Online voting will also be available during the Special Shareholder Meeting on March 17th. To view ORCC II's proxy materials and access other important information, including the investor presentation and voting instructions, please visit the Owl Rock Proxy Site by clicking the button below. Thank you for your continued support!

Visit the Owl Rock Proxy Site Should you have any questions, please contact the Owl Rock Sales Desk at 888-215-2015 or email salesdesk@owlrock.com. FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR USE WITH CLIENTS OR THE GENERAL PUBLIC. This communication is for informational purposes only and is not an offer or a solicitation to sell or subscribe for any fund and does not constitute investment, legal, regulatory, business, tax, financial, accounting or other advice or a recommendation regarding any securities of Owl Rock, of any fund or vehicle managed by Owl Rock, or of any other issuer of securities. Copyright© Owl Rock Capital Partners LP 2021. All rights reserved. Our mailing address is:Owl Rock Capital 399 Park Ave, 38th Floor New York, NY 10022 Want to change how you receive these emails? You can update your preferences or unsubscribe from this list